Exhibit 2.2


                    ASSIGNMENT AND ASSUMPTION OF CONTRACT
                    -------------------------------------

     Agreement made as of this 3rd day of September, 1997, by and between Green 110E42 Realty LLC, a New York limited liability company having an address at 70 West 36th Street, New York, New York ("Assignor") and SL Green
                                                     --------
Operating Partnership, L.P., a Delaware limited partnership having an address at 70 West 36th Street, New York, New York ("Assignee").
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                                   RECITALS
                                   --------

     Assignor is the contract vendee under that certain agreement of sale between Assignor, as purchaser, and 110 East 42nd Street Associates Limited Partnership, as seller, dated as of August 1, 1997, covering the property and interests more particularly therein (the "Contract").
                                          --------

     Pursuant to the Option to Purchase dated as of August 6, 1997 (the "Option"), Assignor agreed, inter alia, to assign the Contract, to Assignee
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and  Assignee agreed  to assume  Assignor's obligations  thereunder and  with respect thereof.

                                  AGREEMENTS
                                  ----------

     In consideration of the promises and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   Assignor   hereby   assigns   to    Assignee,   without   warranty,
representation or recourse, all of its right, title and interest in, to and under the Contract and to the Earnest Money Deposit (as defined therein).

     2. Assignee hereby assumes the Contract and all of Assignor's obligations under the Contract and Assignee agrees to indemnify Assignor against and hold Assignor harmless from any and all costs, damages, liabilities and expenses, including, without limitation, reasonable attorney's fees, imposed upon or incurred by Assignor by reason of Assignee's failure to perform the purchaser's obligations under the Contract arising from and after the date of this Agreement.

     3. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors in interest and assigns.

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          IN WITNESS  WHEREOF, this Agreement  has been duly executed  by the parties hereto as of the day and year first above written.

                         ASSIGNOR:

                         GREEN 110E42 REALTY LLC, Seller


                         By:/s/ Stephen L. Green
                            -------------------------
                            Stephen L. Green
                            Member


                         ASSIGNEE:


                         SL GREEN OPERATING PARTNERSHIP, L.P.,
                           Purchaser


                         By: SL Green Realty Corp.,
                             its general partner


                              By:/s/ Stephen L. Green
                                 ------------------------
                                 Stephen L. Green
                                 President